EXHIBIT 99.1

To Form 8-K dated October 15, 2013

NEWS RELEASE

SEACOAST BANKING CORPORATION OF FLORIDA

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6085

Seacoast Elects Director

STUART, FL., October 16, 2013 – Seacoast Banking Corporation of Florida (“Seacoast”) (NASDAQ-NMS: SBCF), a bank holding company whose sole bank subsidiary is Seacoast National Bank (the “Bank”), announced today that its board of directors elected Julie H. Daum as a director of the Company and the Bank, effective immediately.

Recently, Ms. Daum was recognized by the National Association of Corporate Directors’ (“NACD”) as one of the top 100 most influential leaders in corporate governance.  She, along with the other award winners and honorees, will be celebrated at the NACD Directorship 100 Gala in New York City on December 3 for her significant influence over boardroom practices and performance.

“We are very pleased to welcome Julie to our Board of Directors. Her corporate governance expertise and diverse experience will enhance the talent and diversity of our board as we move forward to the next stage of our evolution,” stated Dennis S. Hudson, III, Seacoast’s Chairman and CEO.

Ms. Daum has been a director of Spencer Stuart, a privately-held global executive search firm, since 1993. As co-head of the North American Board and CEO Practice at Spencer Stuart, she has helped place over 1,000 directors on corporate boards, including the boards of Coach, Delta Air Lines, American Express, General Motors, CVS Caremark and Amazon. Prior to her work at Spencer Stuart, Ms. Daum was the executive director of the corporate board resource at Catalyst, where she managed all board of directors’ activities and worked with companies to identify qualified women for their boards.

Ms. Daum also advises corporate boards on succession planning for themselves and their CEOs, as well as best practices and governance issues. Each year, Ms. Daum develops the Spencer Stuart Board Index, a publication detailing trends at national boardrooms. She also co-founded and developed a program for board members entitled “Fresh Insights and Best Practices for Directors” at the Wharton School of the University of Pennsylvania, where she earned her MBA.

Ms. Daum and her husband have a home in North Palm Beach, Florida. “Seacoast’s long history of serving the communities in which we live was an important contributor to my decision to join the Board. Their position as one of the largest community banks operating in Florida and innovative growth plan provide potential for much greater success”, said Daum.

With over $2.2 billion in assets, 34 traditional branches and offering business banking loan and deposit products and services in 5 Accelerate offices fueled by the power of Seacoast National Bank, Seacoast is one of the largest community banks headquartered in Florida. Offices stretch from Broward County north through the Treasure Coast and into Orlando, and west to Okeechobee and surrounding counties.